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                                                                    EXHIBIT 23.4

[Goldman, Sachs & Co. Letterhead]

May 16, 1994

Board of Directors
BankAmerica Corporation
Bank of America Center
San Francisco, California 94104

Board of Directors
Continental Bank Corporation
231 South LaSalle Street
Chicago, Illinois 60697

         Re: Registration Statement of BankAmerica Corporation on Form S-4 dated May 17, 1994 including the Proxy Statement of Continental Bank Corporation included therein

Gentlemen and Mesdames:

     Attached is our opinion letter dated May 16, 1994 with respect to the fairness to the holders of outstanding shares of Common Stock, par value $4 per share (the "Shares"), of Continental Bank Corporation (the "Company") of the Stock Consideration and the Cash Consideration (as defined in the attached opinion letter) to be received for Shares pursuant to the Restated Agreement and Plan of Merger dated as of January 27, 1994 between BankAmerica Corporation and the Company.

     The foregoing letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinion of Financial Advisor"; "The
Merger -- Opinion of Financial Advisor" and "The Merger -- Summary of Financial Analyses" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GOLDMAN, SACHS & CO.